Exhibit 99.1

David Havlek

salesforce.com

Investor Relations

415-536-2171

dhavlek@salesforce.com

Jane Hynes

salesforce.com

Public Relations

415-901-5079

jhynes@salesforce.com

Salesforce.com Announces Closing of $575 Million Offering of 0.75% Convertible

Senior Notes Due 2015

SAN FRANCISCO, Calif. – January 19, 2010 – Salesforce.com (NYSE: CRM), the enterprise cloud computing company, today announced the closing of its private placement of $575 million aggregate principal amount of convertible senior notes due 2015 (which includes $75 million aggregate principal amount of the notes issued in connection with the exercise by the initial purchasers of their overallotment option).

The notes will be unsecured, unsubordinated obligations of salesforce.com, and interest will be payable semi-annually at a rate of 0.75% per year. The initial conversion rate is 11.7147 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $85.36 per share). Prior to October 15, 2014, the notes will be convertible only upon the occurrence of specified events; thereafter until maturity the notes will be convertible at any time. Upon conversion, the notes will be settled in cash and shares of salesforce.com’s common stock (subject to salesforce.com’s right to pay cash in lieu of all or any portion of such shares). BofA Merrill Lynch acted as sole book running manager with respect to the offering of the notes.

In connection with the offering of the notes, salesforce.com entered into privately-negotiated convertible note hedge transactions with three financial institutions (the “hedge counterparties”). Salesforce.com also entered into privately-negotiated warrant transactions with the hedge counterparties. The strike price of the warrant transactions will initially be approximately $119.51 per share, which is 175% of the closing sale price of salesforce.com’s common stock on January 12, 2010. Taken together, the convertible note hedge transactions and the warrant transactions are expected, but not guaranteed, to reduce the potential dilution to salesforce.com’s common stock upon the conversion of the notes.

Salesforce.com used a portion of the net proceeds for the cost of the convertible note hedge transactions after such cost was offset in part by the proceeds of the warrant transactions described above, and expects to use the remaining proceeds for general corporate purposes, including funding possible investments in, or acquisitions of, complementary businesses, joint ventures, services or technologies, working capital and capital expenditures.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About salesforce.com

Salesforce.com is the enterprise cloud computing company. The company’s portfolio of Salesforce CRM applications, available at http://www.salesforce.com/products/, has revolutionized the ways that companies collaborate and communicate with their customers across sales, marketing and service. The company’s Force.com platform (http://www.salesforce.com/platform/) helps customers, partners and developers to quickly build powerful business applications to run every part of the enterprise in the cloud. Based on salesforce.com’s real-time, multitenant architecture, Salesforce CRM and Force.com offer the fastest path to customer success with cloud computing.

As of October 31, 2009, salesforce.com manages customer information for approximately 67,900 customers including Allianz Commercial, Dell, Dow Jones Newswires, Japan Post, Kaiser Permanente, KONE, and SunTrust Banks. Any unreleased services or features referenced in this or other press releases or public statements are not currently available and may not be delivered on time or at all. Customers who purchase salesforce.com applications should make their purchase decisions based upon features that are currently available. Salesforce.com has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM”. For more information please visit http://www.salesforce.com, or call 1-800-NO-SOFTWARE.

###

Copyright (c) 2009 salesforce.com, inc. All rights reserved. Salesforce and the “no software” logo are registered trademarks of salesforce.com, inc., and salesforce.com owns other registered and unregistered trademarks. Other names used herein may be trademarks of their respective owners.